For Immediate Release:

ORGANA TECHNOLOGIES GROUP, INC. (“ORGANA”) ANNOUNCES 1-FOR-4 FORWARD SPLIT

Organa Announces Stock Symbol Change

Melbourne, FL, Thursday, March 13, 2008: Organa Technologies Group, Inc. (Pink Sheets: OGNT.PK) announced today a stock symbol change (from OGTG.PK to OGNT.PK) as well as a 1-for-4 forward split of its common stock. The Company announced the deadline for all shareholders to convert their Organa stock by September 12, 2008. Shareholders wishing to do so should send their stock certificates to Organa Technologies Group, Inc. Attn: Stock Administrator, 2910 Bush Drive, Melbourne, FL 32935 or contact Gina L. Bennett at the Company, 321-421-6663.

Organa Technologies Group, Inc. (OGNT) is a holding company which acquires and holds controlling interest in technology-based businesses. The Company, through its subsidiaries, provides Internet Web Hosting and Voice over Internet Protocol (VOIP) services, web design services, hardware and software installation and training, other Internet related consulting services, hardware and software computer system solutions and services, system protocols for on-line payment processors through ACH and other banking solutions, and licensed sword, weapon and other ancillary product design, manufacturing and domestic and international distribution of products, product registration and authentication, through a proprietary and patent-pending process, to reduce knock-offs and copy-cat renditions of various products, Internet purchasing of swords and weapon memorabilia of replica weapons found in on-line gaming, such as the impending release of the Blizzard® Entertainment World of Warcraft® Frostmourne® Sword.

This press release may contain forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products, which we may not produce today and that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and changes in pervasive markets.

Contact:	Gina L. Bennett, Chief Executive Officer
321-421-6663
gina.bennett@organatech.com
www.organatechnologiesgroup.com